DEVELOPMENT AGREEMENT

                                       FOR

                           MARYLAND HEIGHTS, MISSOURI

                            RIVERBOAT GAMING PROJECT



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                                TABLE OF CONTENTS

ARTICLE 1 - RIVERBOAT GAMING PROJECT............................................................................  2
         1.1      City Assistance...............................................................................  2
         1.2      Costs.........................................................................................  2
         1.3      Designation of Home Dock......................................................................  2
         1.4      Operations....................................................................................  2
         1.5      Missouri Gaming Application...................................................................  2
         1.6      City Services.................................................................................  3
         1.7      City Taxes....................................................................................  3
         1.8      Litigation Cooperation........................................................................  3

ARTICLE 2 - EARTH CITY EXPRESSWAY...............................................................................  4
         2.1      General.......................................................................................  4
         2.2      Road Project..................................................................................  4
         2.3      Responsibility................................................................................  5
         2.4      Partnership Assessment........................................................................  5
         2.5      Partnership Loan..............................................................................  5
         2.6      City Escrow Account...........................................................................  7
         2.7      Escrow Agreements and Security Interest.......................................................  7
         2.8      Tax Increment Financing.......................................................................  8
         2.9      Financing of City Road Project - Road Bonds...................................................  8
                  A.       Issuance of Road Bonds...............................................................  9
                  B.       Sale of Bonds........................................................................  9
                  C.       Limited Guaranty..................................................................... 10
         2.10     Financing of Road Project - Alternate Road Project............................................ 12
                  A.       Identification of Alternate Road Project............................................. 12
                  B.       Election of Alternate Road Project................................................... 12
                  C.       Termination of Agreement............................................................. 14
                  D.       Limitation On Disbursements Until Road Project Elected............................... 14
         2.11     Lien on Road Project Improvements............................................................. 14
         2.12     Audit and Financial Information............................................................... 15
         2.13     No Sharing Of City Tax Revenues............................................................... 15

ARTICLE 3 - REPRESENTATIONS..................................................................................... 15
         3.1      City Representations.......................................................................... 15
         3.2      Partnership's Representations................................................................. 15

ARTICLE 4 - CONDITIONS PRECEDENT................................................................................ 15
         4.1      Conditions to Partnership's Obligations....................................................... 15

ARTICLE 5 - CLOSING............................................................................................. 16
         5.1      Closing Date.................................................................................. 16
         5.2      Actions to be Taken at the Closing............................................................ 17



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ARTICLE 6 - TERMINATION......................................................................................... 17
         6.1      Termination................................................................................... 17

ARTICLE 7 - GENERAL PROVISIONS.................................................................................. 18
         7.1      Notices....................................................................................... 18
         7.2      Successors and Assigns........................................................................ 19
         7.3      Attorneys Fees................................................................................ 19
         7.4      Governing Law................................................................................. 19
         7.5      Merger........................................................................................ 19
         7.6      Amendments.................................................................................... 20
         7.7      Multiple Originals............................................................................ 20
         7.8      Severability.................................................................................. 20
         7.9      Interpretation................................................................................ 20
         7.10     Default and Cure Rights....................................................................... 20
         7.11     Waiver........................................................................................ 21
         7.12     Force Majeure................................................................................. 21
         7.13     Third Party Beneficiaries..................................................................... 21

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                              DEVELOPMENT AGREEMENT

                                       FOR

                           MARYLAND HEIGHTS, MISSOURI

                            RIVERBOAT GAMING PROJECT


         THIS DEVELOPMENT AGREEMENT FOR THE MARYLAND HEIGHTS, MISSOURI RIVERBOAT
GAMING PROJECT (this "Agreement") is entered into on _________________________,
1995 by the City of Maryland Heights, Missouri, a Missouri third class city (the "City") and Riverside Joint Venture, a Missouri general partnership
(the "Partnership").

         WHEREAS, the Partnership's partners are Harrah's Maryland Heights
Corporation, a Nevada corporation ("HMHC") and Players MH, L.P., a Missouri limited partnership ("Players MH"); and

         WHEREAS, the voters of Maryland Heights on April 6, 1993 approved excursion riverboat gaming in the City; and

         WHEREAS, the City has granted certain approvals for a project that includes development of a land based facility (the "Land Based Project") on a riverfront development site in Maryland Heights (the "Project Site") which Project Site is described on Exhibit A hereto, in conjunction with the casino(s) operation located on one or more floating vessels or facilities ("Riverboats");
and

         WHEREAS, the portion of the project that is located on the Riverboats
(the "Riverboat Project") includes Riverboats moored at the Project Site (the
Land Based Project and the Riverboat Project are collectively referred to as the "Riverboat Gaming Project"); and

         WHEREAS, HMHC, for itself or another subsidiary of Harrah's
Entertainment, Inc., and Players Maryland Heights, Inc. ("PMH") for itself or another subsidiary of Players International, Inc., have each applied to be licensed by the Missouri Gaming Commission to operate up to two Riverboats in connection with the Riverboat Gaming Project and the City has adopted
Resolutions 95-417 and 95-418 in support thereof; and

         WHEREAS, the Harrah's entity to be licensed to operate the Harrah's
Riverboat(s) ("Harrah's Operator"), presently contemplated to be Harrah's
Maryland Heights LLC, a Delaware limited liability company, and the Players entity to be licensed to operate the Players' Riverboat(s) ("Players'
Operator"), presently contemplated to be Players MH, L.P., are hereinafter referred to collectively as the "Operators" and together with HMHC, PHM, Players
MH and the Partnership are collectively referred to as the "Companies"; and


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         WHEREAS, the City desires to encourage development of the Project Site and has determined that development of the Project Site will aid the City by creating employment opportunities and tax base; and

         WHEREAS, the City and the Partnership are entering into this Agreement to set forth certain obligations and responsibilities of the City and the Partnership with respect to development of the Riverboat Gaming Project and their respective obligations with respect to a proposal to extend the Earth City
Expressway as described herein (the "Road Project"), which proposal is being investigated by the City;

         NOW, THEREFORE, in consideration of the covenants contained herein, the City and the Partnership agree as follows:

                      ARTICLE 1 - RIVERBOAT GAMING PROJECT

         1.1 City Assistance. The City to the extent permitted by law agrees to pass all zoning, sign and other ordinances, issue all permits and take all other actions necessary to develop and operate the Riverboat Gaming Project subject to: (a) submission to the City of plans and documents in compliance with City building codes and other applicable City ordinances, and (b) compliance with City building codes. The City agrees to act promptly and reasonably with respect to all requests for such approvals and other actions.

         1.2 Costs. The Riverboat Gaming Project will be developed at the sole cost of the Partnership and the City is not responsible for paying for construction or operating costs.

         1.3 Designation of Home Dock. Pursuant to Chapter 313, RSMo, the
Companies agree to designate the City as their "home dock" (as that term is defined in Chapter 313, Revised Statutes of Missouri) with respect to the Riverboat Gaming Project.

         1.4 Operations. The Partnership and Operators have the right to establish the hours of operation of the Riverboat Gaming Project from time to time in accordance with the rules of the Missouri Gaming Commission. The City acknowledges the Companies may in the Companies' sole discretion from time to time abandon all or any portion of the Riverboat Gaming Project, or change the nature and character of the Riverboat Gaming Project, including without limitation, the businesses located within the Land Based Project, subject to compliance with applicable zoning laws.

         1.5 Missouri Gaming Application. HMHC and PMH have each filed an application with the Missouri Gaming Commission for licenses to own or operate excursion gambling boats at the Riverboat Gaming Project. The City has prepared its Economic Development, Impact and Affirmative Action Plan ("Plan") pursuant to the rules and regulations of the Missouri Gaming Commission ("Commission").
The Plan includes the endorsement by the City of Harrah's Operator and Players'
Operator as riverboat gaming operators, and such other information as the City deemed necessary. So long as the Partnership is in compliance with the terms of this


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Agreement, the City's endorsement may not be altered or withdrawn, and the City agrees to assist the Companies in any reasonable manner, including appearances before the Commission, in connection with Harrah's Operator and Players'
Operator efforts to obtain Missouri gaming licenses for the Riverboat Gaming
Project.

         1.6 City Services. The City agrees to provide the same services to the Riverboat Gaming Project that it provides to other businesses located in the City at no additional or extra charge. The City shall not assess or charge the Companies for utilities, tap-in rights, hook-ups, refuse pick-up or any other charge for City services or City owned services which are not consistent with the charges charged to any other business in the City.

         1.7 City Taxes. The City agrees not to impose any Gaming Tax (as defined below). The City also agrees to not impose any taxes on the Companies or their property that operate or are applied in a discriminatory manner (by imposing a burden on Companies in a substantially different manner than the burden imposed on the class of all businesses in the City) or which are not paid by nongaming businesses located in the City. The parties agree that this Section
1.7 does not limit the City's right to receive proceeds from the statewide gaming tax imposed by the state pursuant to Sections 313.800 et seq., R.S.Mo., or substitute state provisions. As used herein "Gaming Tax" means any tax based on adjusted gross receipts, net gaming revenue, admissions tax or any other tax based on gaming, including but not limited to the taxes imposed by the state pursuant to Sections 313.800 et seq., R.S.Mo., or substitute state provisions, but said term does not include income taxes that are also paid by nongaming companies. As used herein the term "Admission Tax" refers to one type of Gaming
Tax and refers to the tax imposed by section 313.820, R.S.Mo.

         1.8 Litigation Cooperation. In the event that any litigation is filed to stop the Riverboat Gaming Project or which otherwise relates to the Riverboat
Gaming Project or in the event that the Companies or their affiliates file litigation against a third party to facilitate the Riverboat Gaming Project (all such litigation is collectively referred to as the "Litigation"), the parties shall cooperate with each other to facilitate a prompt resolution of the litigation that allows the Riverboat Gaming Project to be completed as soon as possible. Subject to the agreement of the parties, such cooperation includes sharing of information, consultation and cooperation with each other concerning prosecution and settlement of the Litigation, and may include sharing of legal expenses and/or use of the same law firm (approved by the Partnership and the City) to represent the Companies and the City in the Litigation.

                        ARTICLE 2 - EARTH CITY EXPRESSWAY

         2.1 General. Earth City Expressway currently ends at Prichard Farm
Road. The parties hereto have agreed that extension of the Earth City Expressway to Olive Boulevard will benefit the residents of the City and the residents of St. Louis County by providing them with a highway that will give them easier access to Interstate 70 and surrounding areas and will help alleviate traffic congestion on other streets. The City and the Partnership have agreed to cooperate with each other to cause the Earth City Expressway to be extended on the terms and


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conditions set forth in this Article 2. The City has determined that operation of the Riverboat Gaming Project will cause increased traffic on certain streets in the City and has imposed certain impact fees to be paid by the Partnership as set forth in this Article 2. The City agrees that the obligations of the Partnership with respect to the Road Project as set forth in this Agreement satisfy all requirements under Section V(C) of Ordinance No. 95-974, adopting a PDM planned development district for the Riverboat Gaming Project (the "Zoning
Ordinance") and together with the other roadway and infrastructure improvements required by the Zoning Ordinance, satisfy all requirements of the Companies to construct or pay for construction of any roads and/or infrastructure for roads in connection with the Riverboat Gaming Project.

         2.2 Road Project. The Road Project to be undertaken is the extension of the Earth City Expressway from Prichard Farm Road to Olive Boulevard. The term
"City Road Project" means the Road Project the City has proposed building. The
"Alternate Road Project" means the Road Project that would be built by the Road
Joint Venture (defined below). The term "Road Project" means either the City
Road Project or the Alternate Road Project. As provided in Section 10.B below the City and the Partnership will agree on an election between the City Road
Project and the Alternate Road Project, and in no event is the Partnership obligated to provide financing for both projects. The term "Road Project Costs" includes all costs incurred by the City in connection with planning and constructing the Road Project, including but not limited to all planning costs, all financing costs (including the Loan as defined below), all land acquisition costs and all construction costs. Unless the parties otherwise agree, the Road
Project shall be of the same quality of construction as the existing Earth City
Expressway. The City agrees to proceed with due diligence to complete the Road
Project. The financial obligations of the Companies with respect to the Road
Project are set forth in this Article 2, and the Companies have no obligation to provide any additional funds for the Road Project.

         2.3 Responsibility. The City either by itself or in conjunction with other governmental agencies is responsible for taking all actions necessary to plan and construct the Road Project.

         2.4 Partnership Assessment. The City has imposed or hereby imposes a $2,225,000.00 assessment on the Partnership (the "Assessment") as the Companies' share of the Road Project Costs. The Assessment shall be due within 10 days after the later of the effective date of the Zoning Ordinance or the date the U.S. Army Corps of Engineers issues all permits needed for the Riverboat Gaming
Project. Subject to Section 2.10D below, the Assessment shall be used by the City to pay for part of the Road Project Costs. The Assessment shall be delivered to an escrow agent selected by the Partnership and approved by the City ("Escrow Agent") to be held in escrow in an Assessment Escrow Account. The
Assessment shall be invested in investments (the "Investments") in accordance with the investment guidelines attached hereto as Exhibit B. Subject to Section
2.10D below, the Assessment will be disbursed by the Escrow Agent to pay Road
Project Costs upon receipt of a draw request signed by the City Treasurer or other authorized City official summarizing the Road Project Costs to be paid for expenses actually incurred. Fifteen (15) days in advance of each draw, copies of each draw request shall be forwarded to the Partnership and the Partnership shall have the right during such 15 days to


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object to any such costs which it reasonably believes do not constitute appropriate Road Project Costs, in which event a draw shall not be paid for such costs unless and until the objection is resolved or until the City Attorney provides a legal opinion that such costs are appropriate Road Project Costs under this Agreement and are permissible redevelopment project costs under the tax increment financing statute and the district established pursuant to Section
2.8 below. The Assessment is to be disbursed in full before the Loan (defined below) is disbursed. In the event that actual construction of the Road Project has not commenced within five (5) years after the date of this Agreement, any funds remaining in the Assessment Escrow Account shall be returned to the Partnership.

         2.5 Partnership Loan. The Partnership agrees to loan Two Million Two
Hundred Twenty Five Thousand Dollars ($2,225,000.00) (the "Loan") to the City to pay for part of the Road Project Costs within 10 days after the last to occur of the following: (i) the effective date of the Zoning Ordinance; (ii) the U.S.
Army Corps of Engineers issues all permits needed for the Riverboat Gaming
Project, (iii) the City has passed any inducement resolution requested by the Partnership, and (iv) the City has complied with the requirements of Section 2.8 relating to the Loan. The proceeds of the Loan shall be delivered to the Escrow
Agent to be held in escrow in a Loan Escrow Account (the "Loan Escrow Account").
The Escrow Agent shall invest the proceeds of the Loan in the Investments until needed. Escrow Agent shall cause all such accrued interest on the proceeds of the Loan to be paid on a quarterly basis to the Partnership. The City agrees to repay the Loan, together with interest on any amount disbursed from the date of disbursement at a rate equal to the average rate of interest earned on the Investments, in full on the earlier of: (a) the date the Road Bonds (as defined below) or TIF Notes (as defined below) are issued, or (b) the date of the fifth anniversary of the Closing (the earlier of said dates is referred to as the "Loan Maturity Date"). After the Assessment has been expended, and subject to
Section 2.10D below, the proceeds of the Loan may be disbursed by the Escrow
Agent to pay Road Project Costs upon receipt of a draw request signed by the City Treasurer or other authorized City official summarizing the Road Project
Costs to be paid for expenses actually incurred. Fifteen (15) days in advance of each draw, copies of each draw request shall be forwarded to the Partnership and the Partnership shall have the right during such 15 days to object to any such costs which it reasonably believes do not constitute appropriate Road Project
Costs, in which event a draw shall not be paid for such costs unless and until the objection is resolved or until the City Attorney provides a legal opinion that such costs are appropriate Road Project Costs under this Agreement and are permissible redevelopment project costs under the tax increment financing statute and the district established pursuant to Section 2.8 below. If Escrow
Agent still holds any proceeds of the Loan on the Loan Maturity Date, Escrow
Agent shall pay such proceeds of the Loan on the Loan Maturity Date to the Partnership, to be applied toward City repayment of the Loan. The Road Bond proceeds or TIF Note proceeds will be used to repay the Loan if the Road Bonds or TIF Notes are issued. In the event that the Road Bonds or TIF Notes have not been issued prior to the Loan Maturity Date, the City agrees to repay the Loan using the monies that the City has agreed to deposit in the City Escrow Account
(defined below). At the same time the Loan is made the City shall issue to the Partnership a TIF obligation (issued pursuant to Section 99.835 RSMo., secured by a pledge of funds in the special allocation fund established pursuant to
Section 99.845 RSMo. and Section 2.8 of this Agreement)


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evidencing the Loan and providing for repayment (the "TIF Obligation"). The City grants the Partnership a first lien on the Road Bond or TIF Note proceeds and on the City Escrow Account, the Loan Escrow Account and the Assessment Escrow
Account to secure the Loan and agrees to execute all documents necessary to perfect said liens.

         2.6 City Escrow Account. The City shall establish an escrow account with the Escrow Agent to be called the "Maryland Heights Earth City Expressway
Road Extension Escrow Account" (the "City Escrow Account"). The City agrees to deposit in the City Escrow Account at least thirty percent (30%) of the "City
Tax Revenue" prior to the date the Road Bonds or TIF Notes are issued (including a prorated portion for the year in which the Road Bonds or TIF Notes are issued). As used in this Agreement, "City Tax Revenue" shall mean the total revenue received by the City from the Gaming Tax. The City Escrow Account will be disbursed by the Escrow Agent to pay Road Project Costs for expenses actually incurred and to repay the Loan upon receipt of a draw request signed by the City
Treasurer or other authorized City official summarizing the Road Project Costs or the Loan to be paid. The City Escrow Account shall be invested in Investments and all earnings thereon shall at the City's option be paid to the City or added to the City Escrow Account. If for any reason, whether voluntary or involuntary, the City deposits less than 30% of all City Tax Revenue into the City Escrow
Account, the amount of Road Bonds or TIF Notes that the Partnership has committed to purchase under Sections 2.9 or 2.10 hereof, respectively, shall be reduced dollar for dollar by the amount by which 30% of the City Tax Revenue exceeds the actual amount deposited in the City Escrow Account.

         2.7 Escrow Agreements and Security Interest. The City, the Partnership and the Escrow Agent shall each execute escrow agreement(s) (the "Escrow
Agreements") substantially in the form attached hereto as Exhibit C governing the escrows established pursuant to Sections 2.4, 2.5 and 2.6. Among other requirements the Escrow Agreements will require that the Escrow Agent provide the City and the Partnership with a quarterly accounting concerning all activity in the escrow funds, and a copy of the draw requests summarizing the Road
Project Costs that have been paid. The Escrow Agent shall deduct its fees for administering each escrow from the applicable escrow. Notwithstanding the foregoing, upon establishment of tax increment financing pursuant to Section 2.8 below, the parties hereto may agree to have the City Escrow Account held by the City or by some person or entity other than the Escrow Agent, pursuant to an agreement other than the Escrow Agreement. The City hereby grants the Partnership a security interest in the Assessment Escrow Account, the Loan
Escrow Account, the City Escrow Account, the Road Bond Escrow (defined below) and the TIF Note Escrow (defined below) to secure: (1) the City's monetary obligations under this Agreement to the Partnership if this Agreement is terminated pursuant to Section 6.1, and (2) payment of the TIF Obligation, the Road Bonds and the TIF Notes against default thereunder or if prepayment is required because there has been a change in law or other circumstance that would impair the City from receiving and using at least 50% of the Admissions Tax (as existing under state law in effect on the date of this Agreement) and 10% of all other Gaming Tax, as imposed by state law in effect on the date of this Agreement, paid in connection with the Riverboat Gaming Project, for payment of said obligations, and as a result thereof the available revenue is insufficient to pay said obligations. Notwithstanding said security interest, unless this Agreement is terminated pursuant to Section 6.1, or unless the City defaults on its payment obligations to the Partnership, the City may use the funds in said escrow accounts in accordance with the terms of this Agreement to pay Road
Project Costs.

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         2.8 Tax Increment Financing. As a condition precedent to the
Partnership's obligation to purchase Road Bonds, or the TIF Obligation or TIF
Notes pursuant to other sections of this Agreement, the City must pass all ordinances and take all steps necessary to establish tax increment financing pursuant to section 99.800 et seq., RSMo, in order to finance the Road Project, and to undertake the City's obligations contained in this Agreement, including but not limited to its obligations in Sections 2.5, 2.6, 2.7, 2.9 and 2.10 hereof, so that 1) the Loan made pursuant to Section 2.5 shall be a purchase by the Partnership of the TIF Obligation (as defined in Section 2.5) (issued pursuant to Section 99.835, secured by a pledge of the funds in the special allocation fund established pursuant to Section 99.845, RSMo.); 2) the 50% of the total additional revenue deposited pursuant to Section 99.845(3), RSMo, in the special allocation fund shall constitute the amounts deposited in the City
Escrow Account pursuant to Section 2.6; 3) the City Escrow Account shall be a segregated account in the special allocation fund; 4) the Road Bonds or the TIF
Notes, as applicable, shall be tax increment financing bonds issued pursuant to
Section 99.835, RSMo; and 5) the Road Bonds or the TIF Notes, as applicable, will be secured by a pledge of the City Tax Revenue deposited pursuant to
Section 2.6 in the special allocation fund established pursuant to Section
99.845, RSMo. The Partnership's obligations under Sections 2.5 (Partnership
Loan), 2.9 (Road Bonds) and 2.10 (Alternate Road Project) shall be conditioned upon establishment of a TIF district (including designation of a redevelopment area and adoption of a redevelopment plan and project) in a manner satisfactory to the Partnership. The City hereby acknowledges and agrees that the City Tax
Revenue constitutes a tax imposed by the City or other taxing districts which is generated by economic activities in the area of the Riverboat Gaming Project, such that the City Tax Revenue will be subject to the provisions of Section
99.845.3 when tax increment financing is established for an area including the
Riverboat Gaming Project. The parties hereto state that establishment of tax increment financing is instrumental to the development of the Riverboat Gaming
Project, and the Partnership is taking actions and making expenditures in anticipation that tax increment financing will be adopted.

         2.9      Financing of City Road Project - Road Bonds.

                  A. Issuance of Road Bonds. Subject to Section 2.10 below, the
City agrees to issue special obligation bonds (the "Road Bonds") to pay the City
Road Project Costs, including repayment of the Partnership's Loan. Said Bonds will be TIF bonds or another bond form approved by the Partnership. The amount of the Road Bond issue shall not exceed the total Road Project Costs, plus any Fire Station Costs pursuant to Section 2.9D below, reduced by any balances in the Assessment Escrow Account and by the amount of City Tax Revenue the City has agreed to deposit in the City Escrow Account pursuant to Section 2.6 hereof. The
Road Bonds shall be customary municipal bonds that are tax free (state and federal), that are at market rates and carry standard terms approved by the bond underwriter designated by the Partnership so that they are readily marketable.
The City agrees to annually appropriate and to grant to the Bond trustee or paying agent a lien on City Tax Revenue (as defined in Section 2.6) in an amount deemed necessary by the Bond underwriter to fully cover all principal and interest payments when due on the Road Bonds, and to fund any sinking funds. The
City agrees not to take any actions that would adversely affect its ability to repay any Road Bonds that may hereafter be issued. The City acknowledges that authorizing any additional gaming casinos in the City would adversely affect the City's ability to repay the Road Bonds by reducing the amount of City Tax
Revenue the City receives from the Riverboat Gaming Project.

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                  B. Sale of Bonds. The City agrees to use its best efforts to engage one or more bond underwriters who will be responsible for finding a buyer or buyers for the Road Bonds. In the event that the City after using its best efforts is unable to find buyers for the Road Bonds, the Partnership agrees to purchase or cause to be purchased by others the Road Bonds, on condition that:
(i) the purchase price and face amount of Road Bonds to be purchased by or on behalf of the Partnership shall not exceed Twenty Two Million Dollars
($22,000,000.00) less the amount of City Tax Revenue the City has agreed to deposit in the City Escrow Account pursuant to Section 2.6 hereof; (ii) if the
City issues Road Bonds whose total face amount exceeds the amount being purchased by the Partnership, the Partnership's obligation to purchase any such
Road Bonds will be contingent on a simultaneous purchase by a third party of all
Road Bonds in excess of the amount being purchased by the Partnership, (iii) the
Road Bonds shall be of investment quality, (iv) the Partnership, in its sole discretion, must approve the terms of the Road Bonds (including, without limitation, maturity, interest rate, tax exempt status and security) and of all bond documents or other documents relating to the Road Bonds; (v) no Road Bonds shall be issued until after the second anniversary of the later of the date that
i) the Riverboat Gaming Project opens for business, and ii) the City makes a deposit of City Tax Revenues into the City Escrow Account; (vi) the City has not entered into any agreements with any other governmental entities which would obligate it to share the City Tax Revenues with any other governmental entity and has agreed not to enter into any such sharing agreement so long as the Road
Bonds are outstanding; (vii) the Road Bond proceeds are placed in escrow (the
"Road Bond Escrow") and the Partnership receives a first lien on said Road Bond
Escrow until it is disbursed to pay Road Project Costs, (viii) the applicable documents contain provisions requiring the City to terminate construction of the
Road Project and apply funds held in the Road Bond Escrow toward prepayment of the Road Bonds in the event there is a change in law or other circumstance during construction of the Road Project which reduces the City's share of the
Gaming Tax below the amount of Gaming Tax it would receive under State law as in effect on the date this Agreement is signed, and (ix) there has been no change in law or other circumstance that would impair the City from receiving and using at least 50% of the Admissions Tax (as existing under state law in effect on the date of this Agreement) and 10% of all other Gaming Tax, as imposed by state law in effect on the date of this Agreement, paid in connection with the Riverboat
Gaming Project, for payment of the Road Bonds, and as a result thereof the available revenue is insufficient to pay the Road Bonds.

                  C. Limited Guaranty. For purposes of this Section 2.9,
"Guaranty Year" shall mean any of the five (5) consecutive periods of 365 days each, the first such period commencing on the first day of the first month following the date the City first issues Road Bonds and the last such period expiring on the fifth anniversary thereof. As soon as possible after expiration of each Guaranty Year, the City shall provide the Partnership with a statement of all City Tax Revenue attributable to that Guaranty Year. Provided that the City has then issued Road Bonds, if the total of the City Tax Revenue attributable to any Guaranty Year is less than Four Million Five Hundred
Thousand Dollars ($4,500,000.00), the Partnership will pay to the trustee for the Road Bonds for application toward payment of the Road Bonds an amount (the
"Guaranty Payment") equal to the lesser of: (a) the amount by which Four Million
Five Hundred Thousand Dollars ($4,500,000.00) exceeds the City Tax Revenue attributable to said Guaranty Year, or (b) the amount by which scheduled payments of debt service due on the Road Bonds


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during said Guaranty Year exceed the City Tax Revenues attributable to said
Guaranty Year. Notwithstanding any provision herein to the contrary, if the City
Tax Revenue attributable to any Guaranty Year exceeds Four Million Five Hundred
Thousand Dollars ($4,500,000), then an amount equalling the difference between such City Tax Revenue and $4,500,000 shall be applied as a credit against any subsequent Guaranty Payments as such payments thereafter come due. It is a condition precedent to the Partnership being obligated under this Guaranty that it approve the terms of the Road Bonds (including, without limitation, maturity, interest rate, tax exempt status and security) and of all bond documents or other documents relating to the Road Bonds.

         Notwithstanding the foregoing, in the event that the Riverboat Gaming
Project is temporarily closed during any Guaranty Year because of force majeure conditions, the guaranty contained in this Section of Four Million Five Hundred
Thousand Dollars ($4,500,000.00) (or Road Bond payment, whichever is less) for such Guaranty Year shall be reduced by multiplying it by a fraction in which the numerator is the number of days the Riverboat Gaming Project was open for business in such Guaranty Year and the denominator is the total number of days that it would have been open for business if the force majeure had not occurred.

         The Partnership's guaranty obligations under this Section 2.9 terminate: (i) in the event that the City defaults under this Agreement and such default is not cured after the Partnership has given notice of the default to the City and the applicable cure period has expired, or (ii) in the event that for any reason the City does not receive at least 50% of the Admissions Tax (as existing under state law in effect on the date of this Agreement) and 10% of all other Gaming Tax, as imposed by state law in effect on the date of this Agreement, paid in connection with the Riverboat Gaming Project, and as a result thereof the Partnership is required to make a payment on its guaranty obligations under this Section 2.9, or (iii) in the event that Harrah's Operator or Players' Operator ceases operating a gaming facility at the Project Site, or
(iv) in the event that changes are made to the Missouri Gaming Tax which adversely affects the Partnership's Guaranty obligations, or (v) at the Partnership's option if the Partnership is the sole purchaser of the Road Bonds.

         If the Partnership is called upon to make a Guaranty Payment with respect to a Guaranty Year(s) and in any later calendar year(s) the City Tax
Revenue exceeds Four Million Five Hundred Thousand Dollars ($4,500,000), then to the extent such excess exists and is not required to make scheduled payments on Road Bonds due in the Guaranty Year, such excess shall be used to reimburse the payor of any Guaranty Payments made.

                  D. Fire Station Costs. The City and the Partnership acknowledge and agree that, in addition to the Road Project, the tax increment financing plan adopted pursuant to Section 2.8 hereof may contain as a redevelopment project construction of a new fire station located in the City, in an amount that may equal approximately $1 million (the "Fire Station Costs.")
The Fire Station Costs may also be included in determining the issuance amount of the Road Bonds and may be payable from the proceeds of the Road Bonds, provided that such inclusion 1) shall not increase the maximum purchase price and face amount of Road Bonds to be purchased by the Partnership ($22 million less certain amounts) pursuant to Section 2.9B above; 2) shall not affect


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the right of the Partnership to approve the terms of the Road Bonds as provided in Section 2.9B above, 3) the real estate taxes from all real estate in the TIF
District, as well as City Tax Revenue, shall be pledged pursuant to the TIF statute for repayment of the series of Road Bonds issued to pay Fire Station
Costs, and 4) the Partnership's obligations with respect to such bonds are subject to all other terms and conditions in this Agreement applicable to the Road Bonds.

         2.10     Financing of Road Project - Alternate Road Project.

                  A. Identification of Alternate Road Project. The City has received a proposal (the "River Road Proposal"), made by a joint venture formed by Sverdrup Civil, Inc., Fred Weber, Inc. and Spire Company, LLC (together with any redevelopment corporation formed by such joint venture, called the "Road
Joint Venture"), to construct the Road Project along a route differing from the route the City would select if it issued Road Bonds and constructed the City
Road Project. In lieu of the obligations of the City and of the Partnership contained in Section 2.9 above regarding issuance and sale of Road Bonds and limited guaranty of certain City Tax Revenue, the parties hereto may elect for the City to complete the Road Project by adopting the River Road Proposal, with any necessary modifications, and for the parties to finance the River Road
Proposal as described in this Section 2.10 (the "Alternate Road Project"). Under the Alternate Road Project, the Road Joint Venture will acquire property and construct the Road Project and transfer the completed Road Project to the City or other governmental entities for a fixed price cost, which cost shall be subject to the approval of the Partnership and the City, but which cost in any event is anticipated to be substantially less than the cost of the City Road
Project originally contemplated by the City. To pay the purchase price of the Alternate Road Project, the City will first (1) apply the then-remaining balances of the Assessment and the Loan and the City Escrow Accounts; and then
(2) issue one or more tax increment financing notes in the amount of the remaining balance of the fixed price cost plus any unpaid balance of the Loan
(whether one or more, the "TIF Notes"), to be purchased by the Partnership or its designees. The Partnership, in its sole discretion, has the right to approve the terms of the TIF Notes (including, without limitation, maturity, interest rate, tax exempt status and security).

                  B. Election of Alternate Road Project. The parties may elect the Alternate Road Project as follows: on or before October 31, 1995 (and in all events prior to any issuance of the Road Bonds), either party may give the other party notice that it desires to pursue negotiations for the Alternate Road
Project, and the parties shall begin good faith negotiations to determine whether the Alternate Road Project satisfies the parties' requirements and is acceptable. The parties shall have until 5:00 p.m. January 19, 1996 to reach a written agreement that the Alternate Road Project is elected in lieu of the parties' obligations under Section 2.9 of this Agreement, and in no event shall the Partnership be obligated to purchase both TIF Notes and Road Bonds. If no such notice is given, or if the parties cannot reach such agreement on or prior to January 19, 1996, then unless the parties agree otherwise the Alternate Road
Project shall be null and void and the City Road Project shall be completed and financed as provided in Section 2.9 above. Notwithstanding any notice to pursue negotiations for the Alternate Road Project, the Partnership shall have the right at any time during those negotiations to give the City notice that the Partnership is going to construct the improvements required by Section V(B)(3) of the Zoning Ordinance, at the location and in the manner mutually agreed upon in writing by the parties, and after giving such notice said improvements shall no longer be part of the Alternate Road Project.

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



         The parties acknowledge and agree that at the Partnership's option, the Partnership's agreement to election of the Alternate Road Project may be conditioned on, without limitation, one or more of the following:

                           (1) design of the Road Project in a manner that
satisfies (or is sufficient for the City and St. Louis County to eliminate) the requirements contained in Section V(B)(3) of the Zoning Ordinance regarding raising and widening Prichard Farm Road and improving the intersection of Prichard Farm Road and Creve Coeur Mill Road;

                           (2) phasing or staging of the Road Project,
including separate construction contracts for different phases, so that the portion or portions of the Road Project near the Project Site as specified by the Partnership can reasonably be completed prior to March 31, 1997 or prior to such other date as the Partnership may specify, and other portions may be completed later;

                           (3) if litigation or other problems or delays with
the Alternate Road Project at any time threaten to adversely affect the Riverboat Gaming Project, the Partnership would have the right to terminate the election of the Alternate Road Project, and cause the substitution of the City proposal for the Road Project, with such reimbursement of the City's cost and costs of the Road Joint Venture as are agreed upon by the Partnership and the City;

                           (4) arrangements satisfactory to the Partnership and
the City providing for the escrowing of the TIF Note proceeds (the "TIF
Note Escrow"), the disbursement of funds, and a lien to the Partnership on the TIF Note Escrow to secure the TIF Notes; and

                           (5) satisfaction of the conditions in Section 2.9B
above that are conditions to buying the Road Bonds.

                  C. Termination of Agreement. The parties acknowledge that the TIF Notes may be issued by the City and purchased by the Partnership prior to opening of the Riverboat Gaming Project for gaming, and that this Agreement may be terminated by the Partnership pursuant to Section 6.1 after such issuance and purchase. In such event, the balance of the proceeds of the TIF Notes in escrow shall be disbursed, first to pay any amounts then due and payable for Road Costs or required to be paid for the City to terminate any outstanding contracts with the Road Joint Venture or other third parties in connection with the Road
Proposal and the balance shall be applied to payments of the TIF Notes, and to the extent not thereby paid in full, the TIF Notes shall remain outstanding and shall remain payable by the City in accordance with their terms.

                  D. Limitation On Disbursements Until Road Project Elected.
Notwithstanding any provision of this Agreement to the contrary, the Partnership's written consent (which may be granted or withheld in the Partnership's sole discretion) shall be required for disbursement of any portion of the Assessment or of the Loan (or of any funds in the City Escrow Account) until the earlier of (i) the date that the Partnership and the City have reached a written agreement pursuant to Section 2.10B to elect the Alternate Road
Project, or (ii) January



                                       11


19, 1996, or any earlier date on which the Partnership and the City agree in writing that the Alternate Road Project will not be elected and the City Road Project shall be completed and financed as provided in Section 2.9 above.

         2.11 Lien on Road Project Improvements. To the extent permitted by law, the City agrees to grant the Partnership a first lien on the Road Project improvements (the "Road") or, at the Partnership's option, grant the Partnership an option to lease and/or purchase the Road for $1 if the City defaults on the Road Bonds or TIF Notes (such lien or lease/purchase option is referred to as the "Road Lien"). The Road Lien shall secure the City's obligation to repay the Road Bonds or TIF Notes, and may be enforced by the Partnership if the City fails to pay the Road Bonds or TIF Notes in accordance with their terms due to a change in the amount of City Tax Revenues the City is receiving or due to any other reason. The documents evidencing the Road Lien shall be in a form mutually satisfactory to the City and the Partnership.

         2.12 Audit and Financial Information. The City agrees to provide the Partnership with copies of any audit reports the City may receive with respect to the Assessment Escrow Account, the Loan Escrow Account and the City Escrow Account. The City also agrees to provide the Partnership with a copy of the City's annual financial report, including, if any, any financial report that the City files with the State of Missouri at the same time it is filed with the state (currently referenced in 15 CSR 40-3.030). The Partnership shall also have the right at its cost to audit any of said escrow accounts at any time.

         2.13 No Sharing Of City Tax Revenues. The City agrees that so long as the Road Bonds are outstanding it will not enter into any agreement with any other governmental entity which would obligate it to share the City Tax Revenues with any other governmental entity if as a result thereof the City Tax Revenues would be insufficient to pay the Road Bonds, the TIF Obligation and the TIF Notes.

                           ARTICLE 3 - REPRESENTATIONS

         3.1 City Representations. The City represents, warrants and covenants to the Partnership and its permitted assigns that this Agreement is valid, binding upon and enforceable against the City in accordance with its terms.

         3.2 Partnership's Representations. The Partnership represents, warrants and covenants to the City that after the respective boards of directors of Harrah's Entertainment, Inc. and Players International, Inc. authorize their respective affiliates to enter into this Agreement, this Agreement will be valid, binding upon and enforceable against the Partnership in accordance with its terms.

                        ARTICLE 4 - CONDITIONS PRECEDENT

         4.1 Conditions to Partnership's Obligations. The Partnership's obligations under this Agreement are subject to the satisfaction or removal by the end of the Due Diligence Period (as defined below) of each of the following conditions, any or all of which may be removed only in writing by the Partnership, except the Partnership has agreed to make certain payments before

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



the conditions are satisfied as set forth herein. With respect to the following conditions under Section 4.1, the Due Diligence Period is eighteen (18) months after the day on which the last party signs this Agreement. The conditions to the Partnership's obligations are:

         a. Authorization for execution of this Agreement in accordance with
Section 3.2.

         b. The Riverboat Gaming Project, including both the Harrah's Operator's casino(s) and the Players Operator's casino(s), has opened for gaming business without restrictions on its operations (other than general restrictions applicable to all casinos in Missouri).

         c. The City has established tax increment financing pursuant to
Section 2.8

         If the conditions in Section 4.1(b) are not satisfied during the Due Diligence Period because of pending litigation, administrative proceeding, or unexpired appeal period, the Partnership may at its option extend the Closing Date until the period for appeal has expired or the litigation or administrative proceeding is resolved in a manner reasonably satisfactory to the Partnership. In the event all of the conditions set forth in this Section 4.1 are not satisfied or waived by the Partnership by written notice to City within the Due Diligence Period, the Partnership may by written notice to the City terminate this Agreement at any time during the Due Diligence Period or at any time thereafter prior to Closing. Subject to the first sentence of this paragraph, in the event all of the conditions set forth in this Section 4.1 are not satisfied or waived by the Partnership by written notice to City within the Due Diligence Period, the City may by written notice to the Partnership terminate this Agreement upon the expiration of the Due Diligence Period. Upon termination of this Agreement, both City and the Partnership shall be released and discharged from all further obligations under this Agreement, and neither City nor the Partnership shall be subject to any claim by the other for damages of any kind, except as provided in the next sentence. If the Partnership has paid to the City the Assessment prior to such termination, any balance then remaining in the Assessment Escrow Account shall be paid to the City; if the Partnership has paid the Loan, any funds in the Loan Escrow Account shall be paid to the Partnership, and the City shall repay the Loan to the Partnership in accordance with the terms of the TIF Obligation or, if the TIF Notes have been issued, shall repay the TIF Notes as provided in Section 2.10C above.

                               ARTICLE 5 - CLOSING

         5.1 Closing Date. Subject to the terms and conditions of this Agreement and the removal or satisfaction of the contingencies described in Section 4.1 hereof, the documents and actions to implement the consummation of the transactions contemplated by this Agreement (the "Closing") shall occur on a date selected by Partnership, which date shall be no later than 30 calendar days after the Partnership has acknowledged in writing that all conditions in Section
4.1 have been waived or satisfied (the "Closing Date"), or at such other date and time as may be mutually established by the parties. The parties hereto do not contemplate that there will be a formal closing.

         5.2  Actions to be Taken at the Closing.  On or before the Closing:

         a. The City shall deliver to the Partnership a copy of all City ordinances which relate to the Riverboat Gaming Project and the TIF District accompanied by the certificate of the City Clerk certifying that all such City ordinances have been duly adopted by the City Council, are in full force and effect and have not been modified or repealed, except as set forth in the Certificate.

         b. The City shall deliver to the Companies (if not previously delivered) all occupancy permits and business and operating licenses needed to occupy and operate the Riverboat Gaming Project.

         c. The City, the Partnership and the Escrow Agent shall execute the Escrow Agreements (if not previously executed).

         d. The Partnership shall deliver to the City a certified copy of the Partnership's resolutions authorizing execution of this Agreement accompanied by the certificate of the Partnership certifying that all such resolutions have been duly adopted by the Partnership, are in full force and effect and have not been modified or repealed, except as set forth in the Certificate.

         e. The parties will take such other actions and will execute and deliver such other instruments, documents, agreements and certificates as are required by the terms of this Agreement or as may be reasonably requested by the Partnership, the Partnership's lender, if any, the Escrow Agent or the City, as the case may be, in connection with the consummation of the transactions contemplated herein.

                             ARTICLE 6 - TERMINATION

         6.1 Termination. This Agreement may be terminated by the Partnership at any time before the Closing by giving written notice (the "Termination Notice") to City, for the failure of any of the conditions precedent to Closing set forth in Section 4.1 hereof or if the Partnership determines at any time that it desires to abandon the Riverboat Gaming Project. Upon issuance of the Termination Notice the Partnership shall have no obligation to complete the Riverboat Gaming Project and shall have no obligation to make any payments required by this Agreement, and shall have no other obligations or liability of any kind under this Agreement. If this Agreement is terminated in accordance with this Article 6, it will have no further force or effect and the parties shall have no further rights or obligations to each other under this Agreement, except that any balance remaining in the Loan Escrow Account shall be paid to the Partnership and the City shall repay the Loan to the Partnership, in accordance with the terms of the TIF Obligation or, if the TIF Notes have been issued, shall repay the TIF Notes as provided in Section 2.10C above.

                         ARTICLE 7 - GENERAL PROVISIONS

         7.1 Notices. Any notice or other communication required, permitted, or contemplated by this Agreement (a "Notice") must be in writing and may be given by personal delivery, overnight courier service (e.g. Federal Express, Airborne, etc.), or United States Mail, registered or certified mail, return receipt requested. Such notice shall be deemed to have been duly given, delivered or served; (a) if and when personally delivered on the date so delivered, or (b) three (3) days after being mailed by registered or certified mail, postage prepaid, or (c) one (1) business day after being sent if sent by a recognized overnight courier delivery service for next day delivery, costs prepaid, addressed to:

         The City:                  City of Maryland Heights
                                    Attn:  City Clerk
                                    212 Millwell Drive
                                    Maryland Heights, Missouri  63043
                                    Fax:  (314) 291-3292

         The Partnership:           Harrah's Maryland Heights Corporation
                                    c/o Harrah's Entertainment, Inc.
                                    1023 Cherry Road
                                    Memphis, TN 38117
                                    Attention: General Counsel
                                    Fax:  (901) 762-8776

                                    Players MH, L.P.
                                    c/o Players International, Inc.
                                    3900 Paradise Road
                                    Suite 135
                                    Las Vegas, NV 89109
                                    Attention: Patrick Madamba, Esq.
                                    Fax:  (702) 792-9843

Notice given in any other manner will be deemed delivered when actually received by the party to whom the notice is addressed. Any party may change its address by giving the other parties ten days advance written notice of such change.

         7.2 Successors and Assigns. The obligations of the Partnership may be performed by one or more entities established by the Partnership for the specific purpose of performing various aspects of the Riverboat Gaming Project; provided, however, the Partnership will remain obligated under this Agreement. The rights and obligations of the Partnership under this Agreement may be assigned in connection with any sale of the Riverboat Gaming Project, or any sale of the stock or assets of any of the Companies, or to any of HMHC, Players MH or the Partnership and/or their affiliates. If the Riverboat Gaming Project is transferred to a licensed gaming operator that assumes the Partnership's obligations under this Agreement, the Partnership shall be deemed released from all obligations under this Agreement that arise after the date this Agreement is assigned to the new owner of the Riverboat Gaming Project. If either partner in the Partnership assigns its interest in the Riverboat Gaming Project to the other or an affiliate of the other, then upon the effective date of the assignment, the assigning entity is released from all obligations under this Agreement and the assignee entity shall be deemed to have assumed all of the assigning entity's obligations under this Agreement. This Agreement is binding upon the parties and their respective successors and assigns.

         7.3 Attorneys Fees. If any party institutes litigation to enforce its rights under or relating to a breach of this Agreement, the prevailing party will be entitled to recover from the other party(ies) reasonable attorneys' fees and court costs.

         7.4 Governing Law. This Agreement will be construed and interpreted in accordance with the internal laws of the State of Missouri without regard to conflicts of law provisions.

         7.5 Merger. This Agreement constitutes the complete and exclusive statement of the agreement between the parties with respect to the development of the Riverboat Gaming Project and the Road Project, except that the City also remains bound by all ordinances it has passed and permits it has issued with respect to the Riverboat Gaming Project. This Agreement sets forth in full all of the Companies' obligations to the City, and the Companies have no obligations that are not set forth in this Agreement. This Agreement supersedes all prior written and oral statements, representations, communications of any type, covenants, conditions, warranties and/or presentations by any of the Companies with respect to the development of the Riverboat Gaming Project and any other gaming projects in Maryland Heights, and by any of the Companies with respect to the Road Project, and no representation, statement, communication of any type, covenant, condition, warranty or presentation by the Companies not contained in this Agreement shall be binding on the Companies or have any force or effect whatsoever.

         7.6 Amendments. This Agreement cannot be amended or modified except by a written instrument signed by the City and the Partnership.

         7.7 Multiple Originals. This Agreement may be executed in multiple original counterparts. Each counterpart will be deemed an original, and when the counterparts are taken together, they will be deemed to be one and the same instrument.

         7.8 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

         7.9 Interpretation. Where required for proper interpretation, words in the singular will include the plural, and words of any gender will include all genders. The descriptive headings of the Articles and Sections of this Agreement are for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

         7.10 Default and Cure Rights. Default shall occur under this Agreement if any party fails to perform any obligation, covenant or agreement of this Agreement and fails to timely cure within the applicable cure period set forth below after receiving notice specifying the obligation, covenant or agreement which such party is believed to have failed to perform. A party will not be in default under this Agreement unless an event that would be a default under this Agreement is not cured within 90 days after the defaulting party has received written notice from the nondefaulting party of such an event. However, such cure period will be extended, without further action by the parties, if the nature of the event requires additional time for the cure to be made, provided that the defaulting party initiates cure efforts within said 90-day period and diligently pursues such cure to completion.

         The Partnership may assign, mortgage or otherwise encumber the Riverboat Gaming Project or any interest therein, or its interests under this Agreement, the Road Bonds, the TIF Notes, or any other instrument entered in connection herewith. In the event of such encumbrance, at the request of any holder of any such encumbrance ("Partnership's Lender") the City shall give the Partnership's Lender a copy of any notice or claim of default served upon the Partnership by the City. The City further agrees that if the Partnership shall have failed to have cured such default within the period provided under this Agreement, then the Partnership's Lender shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if the Partnership's Lender has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default) before City may exercise any right or remedy which it may have on account of any such default by the Partnership. The parties hereto agree that upon any default hereunder by the Partnership not cured within the periods provided herein, the City may enforce this Agreement through an action for specific performance of the Partnership's obligations hereunder, provided that the parties acknowledge that the Partnership's right and authority to own, construct, lease and operate the Riverboat Gaming Project is independent of this Agreement and that no default, City action or judgment therein shall affect the right to own, construct, lease or operate the Riverboat Gaming Project.

         7.11 Waiver. No waiver by any party of any of its rights or remedies under this Agreement will be considered a waiver of any other or subsequent right or remedy. No waiver by any party of any of its rights or remedies under this Agreement will be effective unless evidenced by a written instrument executed by the waiving party.

         7.12 Force Majeure. If either the Partnership or the City is delayed, hindered in or prevented from the performance of any act required hereunder by reason of litigation, weather, fire, acts of God, strikes, lock-outs, inability to procure materials, failure of power, riots, insurrection, war or the failure of another party to this Agreement to perform an act required of it which is required in order for the party who was prevented from acting to act and/or other matters beyond the reasonable control of the party who is to act, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay, provided the January 19, 1996 deadline in Section 2.10B may not be extended pursuant to this Section without the written consent of the Partnership.

         7.13 Third Party Beneficiaries. Harrah's Operator and the Players' Operator, as well as any successor operator(s) of the casinos, are third party beneficiaries of this Agreement and each may enforce the obligations of the City hereunder.

         EXECUTED as of the date first above written.


                                          "The City"

                                          CITY OF MARYLAND HEIGHTS, MISSOURI

                                          By:  ________________________________
                                                            Mayor

ATTEST:

------------------------------
City Clerk

APPROVED AS TO FORM

------------------------------
City Attorney


                                        "Partnership"

                                        RIVERSIDE JOINT VENTURE
                                        By Harrah's Maryland Heights
                                        Corporation, Partnership
                                        Partner

                                           By:________________________
                                           Name:______________________
                                           Title:_____________________


                                           By Players MH, L.P.,
                                           Partnership Partner
                                           By Players Maryland Heights, Inc.,
                                           General Partner of Players MH, L.P.

                                           By:________________________
                                           Name:______________________
                                           Title:_____________________

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